Exhibit 99.1

News Release

Wabtec Reports Record Results For 2015; Issues 2016 Earnings Guidance Of $4.30-$4.50

WILMERDING, PA, February 18, 2016 – Wabtec Corporation (NYSE: WAB) today reported record results for 2015, including the following:

•	Sales for the fourth quarter increased to $833 million, as higher sales in the Freight Group more than offset lower sales in the Transit Group. Changes in foreign exchange rates reduced sales by about $27 million compared to the year-ago quarter.

•	Income from operations in the fourth quarter was $151 million or 18.2% of sales, compared to $137 million or 16.7% of sales in the year-ago fourth quarter.

•	In the fourth quarter, earnings per diluted share were a record $1.05, 11 percent higher than the year-ago quarter.

•	For the full year, Wabtec had sales of $3.3 billion, income from operations of $608 million or 18.4% of sales, and earnings per diluted share of $4.10, all of which were records. For the full year, the company generated cash flow from operations of $448 million, which exceeded net income of $399 million.

•	At year-end, the company had cash of $226 million, an additional $203 million of cash held in escrow for the planned acquisition of Faiveley Transport, and debt of $696 million.

•	In 2015, Wabtec repurchased 4.9 million shares of its common stock for $388 million, or about $79 per share.

Also today, Wabtec issued 2016 guidance for earnings per diluted share of between $4.30-$4.50, with revenues expected to be flat to slightly up. The company expects 2016 quarterly results to improve sequentially during the year as it realizes the benefits of ongoing cost reduction initiatives and as projects already in backlog begin to ramp up. This guidance does not include Wabtec’s pending acquisition of Faiveley Transport, which is progressing and which Wabtec currently expects to close by mid-year, depending on the timing of regulatory approvals. Faiveley Transport is a global supplier of high added value integrated systems for the railway industry.

Raymond T. Betler, Wabtec’s president and chief executive officer, said: “We finished 2015 with a strong performance and are positioned for record results again in 2016, even as we face challenges in some of our key markets. We have responded to these challenges by accelerating our cost and efficiency improvement programs. At the same time, we continue to invest in our growth strategies and remain optimistic about our long-term prospects, thanks to continued investment in freight rail and passenger transit projects around the world. As always, we expect to benefit from our diversified business model, balanced growth strategies and rigorous application of the Wabtec Performance System.”

Wabtec (www.wabtec.com) is a global provider of technology-based products and services for rail and industrial markets.

News Release

This release contains forward-looking statements, such as statements regarding the company’s expectations about future earnings. Actual results could differ materially from the results suggested in any forward-looking statement. Factors that could cause or contribute to these material differences include, but are not limited to, a further economic slowdown in the markets we serve; a further decrease in freight or passenger rail traffic; an increase in manufacturing costs; and other factors contained in the company’s filings with the Securities and Exchange Commission. The company assumes no obligation to update these statements or advise of changes in the assumptions on which they are based.

Wabtec will host a call with analysts and investors at 9:30 a.m., eastern time, today. To listen via webcast, go to www.wabtec.com and click on “Webcasts” in the “Investor Relations” section.

WABTEC CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF INCOME

FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2015 AND 2014

(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

(UNAUDITED)

	Fourth	Fourth	For the	For the
	Quarter	Quarter	Year Ended	Year Ended
	2015	2014	2015	2014
Net sales	$832,849	$820,866	$3,307,998	$3,044,454
Cost of sales	(565,221)	(566,569)	(2,260,182)	(2,108,472)

Gross profit	267,628	254,297	1,047,816	935,982
Gross profit as a % of Net Sales	32.1%	31.0%	31.7%	30.7%
Selling, general and administrative expenses	(91,404)	(93,117)	(347,373)	(324,539)
Engineering expenses	(19,361)	(18,328)	(71,213)	(61,886)
Amortization expense	(5,654)	(5,889)	(21,663)	(22,448)

Total operating expenses	(116,419)	(117,334)	(440,249)	(408,873)
Operating expenses as a % of Net Sales	14.0%	14.3%	13.3%	13.4%
Income from operations	151,209	136,963	607,567	527,109
Income from operations as a % of Net Sales	18.2%	16.7%	18.4%	17.3%
Interest expense, net	(4,190)	(4,005)	(16,888)	(17,574)
Other (expense) income, net	2,379	(1,752)	(5,311)	(1,680)

Income from operations before income taxes	149,398	131,206	585,368	507,855
Income tax expense	(47,619)	(38,520)	(186,740)	(156,175)

Effective tax rate	31.9%	29.4%	31.9%	30.8%
Net income attributable to Wabtec shareholders	$101,779	$92,686	$398,628	$351,680

Earnings Per Common Share
Basic
Net income attributable to Wabtec shareholders	$1.06	$0.96	$4.14	$3.66

Diluted
Net income attributable to Wabtec shareholders	$1.05	$0.95	$4.10	$3.62

Weighted average shares outstanding
Basic	95,367	95,894	96,074	95,781

Diluted	96,278	97,056	97,006	96,885

Net Sales by Segment
Freight Group	$500,981	$481,140	$2,054,715	$1,731,477
Transit Group	331,868	339,726	1,253,283	1,312,977

Total	$832,849	$820,866	$3,307,998	$3,044,454